EXHIBIT 21.1

Direct and Indirect Subsidiaries of Resource Real Estate Opportunity REIT II, Inc.

RRE Opportunity OP II, LP

RRE Opportunity Holdings II, LLC

RRE Bear Creek Holdings, LLC

RRE Oak Hill Holdings, LLC

RRE Buckhead Holdings, LLC

RRE Farrington Holdings, LLC

The subsidiaries listed above are all organized in the State of Delaware.